Exhibit 5.1

Reed Smith LLP 1221 McKinney Street Suite 2100 Houston, TX 77010 +1 713 469 3800 Fax +1 713 469 3899 reedsmith.com

December 4, 2025

RadNet, Inc.
1510 Cotner Avenue
Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as counsel to RadNet, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Prospectus Supplement, dated December 4, 2025 (the “Prospectus Supplement”), to the Registration Statement on Form S-3 (File No. 333-291945), filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2025 and declared effective on December 4, 2025 under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the registration for the offer and resale by the selling stockholders named in the Prospectus Supplement of up to 73,567 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 42,922 of 56,472 shares of Common Stock (the “Initial Shares”) originally issued to the RDIP Sellers (as defined below) on October 1, 2025, that have not been resold by the RDIP Sellers, pursuant to the terms of the Asset Purchase Agreement, dated as of October 1, 2025 (the “RDIP APA”), among the Company, its wholly-owned subsidiary, Radnet Management, Inc., a Delaware corporation, Remote Diagnostic Imaging Partners, LLC, a Delaware limited liability company (“RDIP”), and the members of RDIP set forth therein (the “RDIP Sellers”) in connection with the closing of the transaction contemplated thereby, (ii) up to 2,972 shares of Common Stock (the “Holdback Shares”) issued to the RDIP Sellers, and potentially releasable to the RDIP Sellers, that have been and will be withheld by the Company for 12 months following the Closing Date (as defined in the RDIP APA) to secure RDIP’s indemnification obligations pursuant to the RDIP APA, and (iii) 27,673 shares to be issued to the See-Mode Sellers (as defined below) on December 4, 2025 (the “See-Mode Shares”), pursuant to the Share Purchase Agreement, dated June 2, 2025, by and among certain sellers set forth in Schedule 1 therein (the “See-Mode Sellers”) and the Company’s wholly-owned subsidiary, DH AI International Holdings, B.V., a company incorporated in the Netherlands (the “See-Mode SPA”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that (i) the Initial Shares and the Holdback Shares have been validly issued and are fully paid and non-assessable, and (ii) the See-Mode Shares, have been duly authorized for issuance, and when issued and delivered by the Company pursuant to See-Mode SPA, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP